Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 7-II dated November 16, 2011	02-#13-2012-R Term Sheet to Product Supplement No. 7-II Registration Statement No. 333-177923 Dated February 15, 2012; Rule 433

Structured Investments
$
6.375%† (equivalent to 8.50%† per annum) Upside Auto Callable Reverse Exchangeable Notes due November 20, 2012 Linked to the Common Stock of The Goldman Sachs Group, Inc.
†The actual interest rate will be determined on the pricing date and will not be less than 6.375% (equivalent to 8.50% per annum).

General
•
The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating.  Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, to accept the risks of exposure to equities in general and the common stock of The Goldman Sachs Group, Inc., in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.

•
The notes will pay at least 6.375% (equivalent to 8.50% per annum) interest over the term of the notes, assuming no automatic call, payable at a rate of at least 2.125% per quarter.  However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount as described below.  If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•
If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or the Cash Value, in each case, together with any accrued and unpaid interest, as described below.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing November 20, 2012*
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	If the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, we will elect to pay you the Cash Value at maturity.
•
The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 7-II, supersede the terms set forth in product supplement no. 7-II.  Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms
Reference Stock:	The common stock, par value $0.01 per share, of The Goldman Sachs Group, Inc. (New York Stock Exchange symbol “GS”). We refer to The Goldman Sachs Group, Inc. as “Goldman Sachs.”
Interest Rate:
• at least 6.375% (equivalent to 8.50% per annum) if the notes are not automatically called; or
• if the notes are automatically called:
• at least 2.125% if the notes are automatically called on the first Call Date; or
• at least 4.25% if the notes are automatically called on the final Call Date.
in each case equivalent to at least 6.375% (equivalent to 8.50% per annum), payable at a rate of at least 2.125% per quarter.  The actual Interest Rate will be determined on the Pricing Date and will not be less than 6.375% (equivalent to 8.50% per annum).

Automatic Call:	If on any of the Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:
If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Buffer Amount:	An amount that represents at least 40.00% of the Initial Share Price, subject to adjustments
Pricing Date:	On or about February 15, 2012
Settlement Date:	On or about February 21, 2012
Call Dates*:	May 16, 2012 (first Call Date) and August 16, 2012 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Observation Date*:	November 15, 2012
Maturity Date*:	November 20, 2012
CUSIP:	48125VNV8
Interest Payment Dates*:
Interest on the notes will be payable quarterly in arrears on the 21st calendar day of May , August and November, except for the final quarterly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing May 21, 2012.  See “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet for more information.

Payment at Maturity:
If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock.  For each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Share Price is less than the Initial Share Price by more than the Buffer Amount.  If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a cash payment equal to the Cash Value.  The Cash Value will be less than the principal amount of your notes, and may be zero.

Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:
The closing price of the Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor.  The Initial Share Price is subject to adjustments in certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 7-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date
Stock Adjustment Factor:	Set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 7-II.
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 7-II

Investing in the Upside Auto Callable Reverse Exchangeable Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 7-II and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-21 of the accompanying product supplement no. 7-II.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 15, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 7-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 7-II dated November 16, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 7-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 7-II dated November 16, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007680/e46240_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of determining the payment to you at maturity if a Reorganization Event occurs as described under “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 7-II, “Physical Delivery Amount” means the number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments.

For purposes of the accompanying product supplement no. 7-II, if the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, we will elect to pay you the Cash Value at maturity.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-1

Examples of Hypothetical Payments at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  For this table of hypothetical payments at maturity, we have also assumed the following:

•	the Initial Share Price:	$113.00 • the Buffer Amount (in U.S. dollars): $45.20
•	the Interest Rate:
6.375% (equivalent to 8.50% per annum) if the note is held to maturity
2.125% (equivalent to 8.50% per annum) if the note is automatically called on the first Call Date
4.25% (equivalent to 8.50% per annum) if the note is automatically called on the final Call Date

Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment on the applicable Call Settlement Date**	Payment at Maturity**
$226.00	N/A	N/A	$1,000.00	$1,000.00
$169.50	N/A	N/A	$1,000.00	$1,000.00
$141.25	N/A	N/A	$1,000.00	$1,000.00
$118.65	N/A	N/A	$1,000.00	$1,000.00
$113.00	$113.00	100.00%	N/A	$1,000.00
$113.00	$107.35	95.00%	N/A	$1,000.00
$101.70	$67.80	60.00%	N/A	$1,000.00
$96.05	$62.15	55.00%	N/A	$550.00
$62.15	$56.50	50.00%	N/A	$500.00
$56.50	$28.25	25.00%	N/A	$250.00
$33.90	$0.00	0.00%	N/A	$0.00

**
Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, the Cash Value or the principal amount of the notes or (2) on the applicable Call Settlement Date, $1,000 in cash.

The following examples illustrate how the payments at maturity or the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $118.65.  Because the closing price of the Reference Stock of $118.65 on the first Call Date is greater than the Initial Share Price of $113.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $113.00 and the Final Share Price is $107.35.  Because the highest closing price of the Reference Stock of $113.00 on any of the Call Dates is not greater than the Initial Share Price of $113.00, the notes are not automatically called.  Because the Final Share Price of $107.35 is less than the Initial Share Price of $113.00 by not more than the Buffer Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $62.15, and the Final Share Price is $56.50, a decline of more than the Buffer Amount from the Initial Share Price.  Because the highest closing price of the Reference Stock of $62.15 on any of the Call Dates is not greater than the Initial Share Price of $113.00, the notes are not automatically called.  Because the Final Share Price of $56.50 is less than the Initial Share Price of $113.00 by more than the Buffer Amount, you will receive the Cash Value at maturity.  Because the Final Share Price of the Reference Stock is $56.50, your final payment at maturity is $500.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1) if the notes are held to maturity, at least $63.75 over the term of the notes or (2) if the notes are automatically called: (i) at least $21.25 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date; or (ii) at least $42.50 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date.  The actual Interest Rate will be determined on the Pricing Date and will not be less than 6.375% (equivalent to 8.50% per annum).  If the notes are held to maturity, the Cash Value you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-2

Selected Purchase Considerations

•
THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this term sheet, assuming no automatic call.  Interest will be payable quarterly in arrears on the 21st calendar day of May, August and November, except for the final quarterly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing May 21, 2012.  Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the Call Dates, your notes will be automatically called prior to the maturity date.  Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY

CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price by more than the Buffer Amount  on the Observation Date.  However, if the notes are not automatically called and if the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, you could lose the entire principal amount of your notes.

•
TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 7-II.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 minus the Cash Value and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option.  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on February 15, 2012, we would have allocated approximately 8.29% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an Automatic Call.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-3

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 7-II dated November 16, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price is less than the Initial Share Price by more than the Buffer Amount.  Under certain circumstances, you will receive the Cash Value instead of the principal amount of the notes.  The Cash Value will be less than the principal amount of each note and may be zero.  Accordingly, you could lose up to the entire principal amount of your notes.

•
THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any Call Date.  Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

•
THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price by more than the Buffer Amount, you will be fully exposed to any depreciation in the Reference Stock.  Because the Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Buffer Amount.  This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payments obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 7-II for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Goldman Sachs, including extending loans to, or making equity investments in, Goldman Sachs or providing advisory services to Goldman Sachs. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Goldman Sachs, and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of Goldman Sachs as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•
SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the Final Share Price is not below the Initial Share Price by more than the Buffer Amount and the notes are held to maturity.  If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, the benefit provided by the Buffer Amount will be eliminated and you will be fully exposed at maturity to any decline in the market price of the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-4

•
VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Buffer Amount on the Observation Date.  The Reference Stock’s volatility, however, can change significantly over the term of the notes.  The closing price of the Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

•
YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called and the Final Share Price is not below the Initial Share Price by more than the Buffer Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant.  If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments.  In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this term sheet or in product supplement no. 7-II.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock.  We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 7-II.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-5

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Goldman Sachs is derived from publicly available sources and is provided for informational purposes only.  According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  The common stock of Goldman Sachs, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goldman Sachs in the accompanying product supplement no. 7-II.  Information provided to or filed with the SEC by Goldman Sachs pursuant to the Exchange Act can be located by reference to SEC file number 001-14965, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of Goldman Sachs based on the weekly closing price (in U.S. dollars) of the common stock of Goldman Sachs from January 5, 2007 through February 10, 2012.  The closing price of the common stock of Goldman Sachs on February 14, 2012 was $112.87.  We obtained the closing prices from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the closing price of the common stock of Goldman Sachs has experienced significant fluctuations.  The historical performance of the common stock of Goldman Sachs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Goldman Sachs on the Pricing Date, any Call Date or the Observation Date.  We cannot give you assurance that the performance of the common stock of Goldman Sachs will result in the return of any of your initial investment.  We make no representation as to the amount of dividends, if any, that Goldman Sachs will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Goldman Sachs.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the Pricing Date.  In no event will that commission exceed $7.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interests)” beginning on page PS-42 of the accompanying product supplement no. 7-II.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $7.50 per $1,000 principal amount note.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of The Goldman Sachs Group, Inc.	TS-6